As filed with the Securities and Exchange Commission on June 24, 2015

Registration No. 333-204484

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seres Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	27-4326290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

215 First Street

Cambridge, MA 02142

(617) 945-9626

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roger J. Pomerantz, M.D.

President and Chief Executive Officer

Seres Therapeutics, Inc.

215 First Street

Cambridge, Massachusetts 02142

(617) 945-9626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos B. Shayne Kennedy Latham & Watkins LLP John Hancock Tower 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000	Patrick O’Brien Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Seres Therapeutics, Inc. is filing this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-204484) to submit Exhibit 10.9 and update Item 16 of the Registration Statement and the Exhibit Index accordingly. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. No changes are being made to the prospectus or Items 13, 14, 15, or 17 of Part II to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the issuance and distribution of the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The NASDAQ Global Market listing fee.

Amount
Securities and Exchange Commission registration fee	$14,198
FINRA filing fee	18,828
Initial NASDAQ Global Market listing fee	125,000
Accountants’ fees and expenses	1,270,000
Legal fees and expenses	1,500,000
Blue Sky fees and expenses	10,000
Transfer Agent’s fees and expenses	5,000
Printing and engraving expenses	215,000
Miscellaneous	51,974

Total expenses	$3,210,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that none of our directors shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, ending or completed action, suit or proceeding to which he or she was or is a party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Issuance of Capital Stock.

•

On June 1, 2012, the registrant issued 3,797,468 shares of Series A Preferred Stock for aggregate consideration of $3.0 million to accredited investors and 1,901,833 shares of Series A Preferred Stock in converted promissory notes upon the cancellation of debt totaling $1,400,000 in principal plus $102,493 of accrued interest pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

•

On October 30, 2012, the registrant issued 2,531,646 shares of Series A Preferred Stock for aggregate consideration of $2.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

•

On November 27, 2012, the registrant issued 2,247,192 shares of Series A-2 Preferred Stock for aggregate consideration of $4.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

•

On May 23, 2014, the registrant issued 4,831,359 shares of Series B Preferred Stock for aggregate consideration of $10.6 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

•

On November 24, 2014, the registrant issued 3,946,328 shares of Series C Preferred Stock for aggregate consideration of $48.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

•

On December 19, 2014, the registrant issued 2,222,222 shares of Series D Preferred Stock and 1,388,889 shares of Series D-1 Preferred Stock, which converted into 1,388,889 shares of Series D preferred stock on January 23, 2015, for aggregate consideration of $65.0 million to an accredited investor pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

•

On April 29, 2015, the registrant issued 454,545 shares of common stock upon the exercise of a warrant for common stock to an accredited investor pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

(b)	Stock Option Grants.

•

From September 30, 2011 through June 16, 2015, the registrant granted stock options to purchase an aggregate of 4,315,403 shares of its common stock with exercise prices ranging from $0.10 to $15.77 per share, to certain employees, non-employees and directors in connection with services provided to the registrant by such parties.

(c)	Warrants

•

On September 9, 2013, the registrant issued a warrant to purchase 92,127 shares of Series A-2 Preferred Stock to an accredited investor pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

•

On June 6, 2014, the registrant issued a warrant to purchase 454,545 shares of common stock and a warrant to purchase up to 284,090 shares of common stock to an accredited investor pursuant to Section 4(a)(2) of the Securities Act and Rule 506 as a transaction not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as amended (currently in effect)

3.2**	Amended and Restated Bylaws of the Registrant (currently in effect)

3.3**	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)

3.4**	Form of Restated Bylaws of the Registrant (to be effective upon the closing of this offering)

4.1**	Amended and Restated Investors’ Rights Agreement, dated December 19, 2014, by and among the Registrant and each of the investors listed on Schedule A thereto

4.2**	Specimen Stock Certificate evidencing the shares of common stock

4.3**	Warrant to Purchase Stock, dated September 9, 2013, issued by the Registrant to Comerica Bank

4.4**	Common Stock Purchase Warrant, dated June 6, 2014, issued by the Registrant to Mayo Foundation for Medical Education and Research

5.1**	Opinion of Latham & Watkins LLP

10.1#**	2012 Stock Incentive Plan, as amended, and forms of option agreement thereunder

10.2#**	2015 Incentive Award Plan and forms of award agreements thereunder

10.3#**	2015 Employee Stock Purchase Plan

10.4#**	Non-Employee Director Compensation Program

10.5#**	Form of Indemnification Agreement for Directors and Officers

10.6#**	Employment Agreement by and between the Registrant and Roger J. Pomerantz (to be effective upon the closing of this offering)

10.7#**	Employment Agreement by and between the Registrant and Eric D. Shaff (to be effective upon the closing of this offering)

10.8#**	Employment Agreement by and between the Registrant and David N. Cook (to be effective upon the closing of this offering)

10.9#	Offer Letter, dated October 18, 2012, by and between the Registrant and John G. Aunins

10.10#**	Employment Agreement by and between the Registrant and Michele Trucksis (to be effective upon the closing of this offering)

10.11**	Loan and Security Agreement, dated September 9, 2013, by and between the Registrant and Comerica Bank, as amended.

10.12**	Lease Agreement, dated June 29, 2012, by and between the Registrant and AREMA Region No. 21, LLC, as amended

10.13**	Lease Agreement, dated April 1, 2015, by and between the Registrant and ARE-MA Region No. 38, LLC

10.14**	Series D Preferred Stock Purchase Agreement, dated December 19, 2014, by and between the Registrant and Nestlé Health Science US Holdings, Inc.

21.1**	Subsidiaries of Seres Therapeutics, Inc.

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

**	Previously filed.
#	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 24th day of June, 2015.

SERES THERAPEUTICS, INC.

By:	/s/ Roger J. Pomerantz
Roger J. Pomerantz, M.D.
President, Chief Executive Officer and Chairman of the Board

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Roger J. Pomerantz Roger J. Pomerantz, M.D.	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	June 24, 2015

/s/ Eric D. Shaff Eric D. Shaff	Chief Financial Officer and Executive Vice President (principal financial and accounting officer)	June 24, 2015

* Noubar B. Afeyan, Ph.D.	Director	June 24, 2015

* Dennis A. Ausiello, M.D.	Director	June 24, 2015

* Grégory Behar	Director	June 24, 2015

* Werner Cautreels, Ph.D.	Director	June 24, 2015

* Peter Barton Hutt	Director	June 24, 2015

* Richard N. Kender	Director	June 24, 2015

* Lorence H. Kim, M.D.	Director	June 24, 2015

*By:	/s/ Eric D. Shaff
Eric D. Shaff
Attorney-in-fact

Exhibit Index

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as amended (currently in effect)
3.2**	Amended and Restated Bylaws of the Registrant (currently in effect)
3.3**	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)
3.4**	Form of Restated Bylaws of the Registrant (to be effective upon the closing of this offering)
4.1**	Amended and Restated Investors’ Rights Agreement, dated December 19, 2014, by and among the Registrant and each of the investors listed on Schedule A thereto
4.2**	Specimen Stock Certificate evidencing the shares of common stock
4.3**	Warrant to Purchase Stock, dated September 9, 2013, issued by the Registrant to Comerica Bank
4.4**	Common Stock Purchase Warrant, dated June 6, 2014, issued by the Registrant to Mayo Foundation for Medical Education and Research
5.1**	Opinion of Latham & Watkins LLP
10.1#**	2012 Stock Incentive Plan, as amended, and forms of option agreement thereunder
10.2#**	2015 Incentive Award Plan and forms of award agreements thereunder
10.3#**	2015 Employee Stock Purchase Plan
10.4#**	Non-Employee Director Compensation Program
10.5#**	Form of Indemnification Agreement for Directors and Officers
10.6#**	Employment Agreement by and between the Registrant and Roger J. Pomerantz (to be effective upon the closing of this offering)
10.7#**	Employment Agreement by and between the Registrant and Eric D. Shaff (to be effective upon the closing of this offering)
10.8#**	Employment Agreement by and between the Registrant and David N. Cook (to be effective upon the closing of this offering)
10.9#	Offer Letter, dated October 18, 2012, by and between the Registrant and John G. Aunins
10.10#**	Employment Agreement by and between the Registrant and Michele Trucksis (to be effective upon the closing of this offering)
10.11**	Loan and Security Agreement, dated September 9, 2013, by and between the Registrant and Comerica Bank, as amended.
10.12**	Lease Agreement, dated June 29, 2012, by and between the Registrant and AREMA Region No. 21, LLC, as amended

10.13**	Lease Agreement, dated April 1, 2015, by and between the Registrant and ARE-MA Region No. 38, LLC

10.14**	Series D Preferred Stock Purchase Agreement, dated December 19, 2014, by and between the Registrant and Nestlé Health Science US Holdings, Inc.
21.1**	Subsidiaries of Seres Therapeutics, Inc.
23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page)

**	Previously filed.
#	Indicates management contract or compensatory plan.